Exhibit 10.8

PERSONAL AND CONFIDENTIAL

January 7th, 2009

James R. Smith, Jr.

Dear Jim,

We are pleased to extend to you this amended and restated confidential offer (“the Employment Agreement”) of a new position with Motricity (the “Company”) at our office located at 601 108th Avenue N.E., Suite 900, Bellevue, WA 98004.

This letter explains the details and terms of the employment opportunity offered.

Position:	Your position will be Chief Operating Officer & President reporting to the Chairman & Chief Executive Officer, with the duties and responsibilities generally associated with such position, and such other reasonable additional responsibilities as may be added from time to time by the Company.

Base Compensation:	Your position is exempt from overtime payment under the Fair Labor Standards Act, with a semi-monthly compensation rate of thirteen-thousand eight-hundred thirty-three U.S. dollars and thirty-three cents (USD $13,833.33). This is an annual compensation of three-hundred thirty-two- thousand U.S. dollars and no cents (USD $332,000.00) payable in twenty-four (24) equal installments at the 15th and the last day of each month.

Bonus:	You are eligible to participate in the Company’s Corporate Incentive Plan. Currently, under the plan, your target annual discretionary incentive is fifty-five percent (55%) of your base compensation. Any bonus granted shall be prorated for time worked in the position during the bonus period and you must be an active employee on the date the bonus is paid. Full terms of the plan will be provided to you in the Company’s Incentive Plan document, which is subject to change at any time in the Company’s sole and absolute discretion.

Restricted Stock:	Upon completing your permanent relocation to Bellevue, Washington, and satisfying the Relocation Commitments set forth in the “Relocation” section below (the “Satisfaction Date”), you will be eligible for an award of five million (5,000,000) shares of restricted stock, with a vesting schedule stated in the restricted stock award agreement, provided that you continue to be employed in good standing at such time. For vesting schedule purposes, the commencement of any vesting shall be retroactive to the Effective Date of your employment with the Company. In addition, on the date which is twelve (12) months following the Effective Date, provided that you continue to be employed in good standing at such time, you will be eligible for an award of one million (1,000,000) shares of restricted stock over a different vesting schedule, as more fully described in the restricted stock award agreement. All af these shares are granted according to the Company’s 2004 Stock Option Plan as amended, including the vesting provisions thereto and are subject to approval by the Company’s Board of Directors.

Carve Out:	During the term of your employment with the Company and upon the sale of the Company, you will be entitled to a completion sale bonus as follows:

Company Sale Price	Bonus
Less than $100M	zero
$100M to $300M	$750,000
$300M+	0.65% of the sales price*

*Note: To the extent the value of your common stock ownership resulting from the sale of the Company is greater than the completion sale bonus described above, you will not be entitled to the completion sale bonus.

Performance Reviews /
Annual Merit Increases:	The Company may require managers to conduct formal employee performance reviews annually. The performance period runs from January 1 through December 31. The Company may award discretionary annual merit increases, based on the employee’s review score and current position in the assigned salary range. Merit increases are effective on March 1st following the performance period and are prorated for your time of employment if you were hired after the beginning of the performance period. Merit increase awards are at the sole discretion of the Company.

Benefits:	As a full-time regular employee, you will be eligible for participation in the Company’s Welfare Benefits Plans as in effect (and subject to amendment) from time to time. The cost of participating in the plans (if any) will depend upon the type of benefit and level of coverage you elect. At this time, the Company’s benefits offered include:

¡ Group health insurance;

¡ Health Insurance Premium Conversion Privileges;

¡ Employee Assistant Program;

¡ FSA: Medical Savings Account;

¡ FSA: Dependent Care Reimbursement;

¡ HSA: Health Savings Account;

¡ Group dental insurance;

¡ Group vision insurance;

¡ Life Insurance and Accidental Death and Dismemberment; 3X your annual base salary not to exceed $800,000;

¡ Voluntary Life & AD&D for Employee and Dependents;

¡ Long term disability-Employer paid;

¡ Short term disability-Employer paid;

¡ 401(k) plan;

¡ Eight (8) paid holidays plus two (2) floating holidays;

¡ Twenty (20) accrued Paid Time Off (“PTO”) days;

¡ Five (5) sick days prorated your first year of hire.

Relocation:	You will be eligible for participation in the Company’s relocation program to relocate from your current residence to the Bellevue, Washington area. As a condition to your being able to participate in this relocation program, you agree to be bound by the terms of the Company’s Relocation Policy dated May 28th, 2008 (the “Relocation Policy”) as well as the following relocation commitments collectively the Relocation Policy and the relocation commitments, (the “Relocation Commitments”):

¡ You agree to relocate to Bellevue, Washington, by no later than August 31st, 2009;

¡ You agree to list your home as per the Relocation Policy by no later than May 30th, 2009.

Appendix A: “Agreement to Repay Relocation Costs” (the “Relocation Agreement”) must be signed and returned before employment can begin. (SEE PAGE 17 & 18 of Rev Agreement for Edit)

You further agree that if you (i) fail to adhere to the Relocation Commitments; (ii) you are terminated by the Company for Cause; (iii) you otherwise resign without Good Reason prior to August 31, 2009; or (iv) you otherwise resign without Good Reason within eighteen (12) months after you relocate to Bellevue, Washington, then, you shall pay back to the Company any relocation costs incurred or paid to you by the Company (the “Refund Amount”). The Refund Amount shall be payable by you to the Company as set forth in the Relocation Agreement.

The Company agrees that the temporary lodging expenses set forth in the Relocation Policy shall be extended until either (i) August 31st, 2009; or (ii) the date you actually relocate to Bellevue, Washington, whichever ((i) or (ii)) is earlier in time. Your weekly travel and living expenses during this time (e.g. airfare to and from Seattle) consistent with the Company’s corporate travel policy will be reimbursed by the Company. For the avoidance of doubt, these temporary lodging expenses shall not be considered as part of any obligation you may otherwise have to repay relocation costs herein.

Effective Start Date:	Should you accept our offer; the effective date of your new position will begin on January 5th, 2009 (the “Effective Date”). Your employment is contingent upon the satisfactory results of a required employment background check and the execution of the documents requested in this letter.

Employment at Will:	Employment with the Company is “At Will”. This means that you may resign, or the Company may terminate your employment with or without cause, and with or without notice at any time.

Company Policies:	You agree to comply with all the policies of the Company, including, without limitation, such policies with respect to confidentiality, legal compliance, conflicts of interest, business ethics, travel, vacation, and sexual harassment, as are from time to time in effect. You will also be subject to the terms and conditions of the Company’s Employee Handbook and general Management Policies, copies of which will be provided to you upon your commencement of employment.

Severance Pay:	In the event your employment is terminated without Cause (as defined below) or you resign for Good Reason (as defined below), you will be entitled to receive severance pay equal to nine (9) months of your annual base salary in effect at the time of your termination (the “Severance Amount”). The Severance Amount shall be paid over nine (9) months (the “Severance Period”) (in accordance with the Company’s normal payroll practices) commencing thirty (30) days following your termination. The Severance Amount shall be contingent upon the execution of a general release of claims in a form provided by the Company (the “Release and Waiver of Claims Agreement”) which must be executed and delivered to the Company within thirty (30) days of your termination. If you fail to execute and deliver the Release and Waiver of Claims Agreement on or before the thirtieth day following your termination you shall forfeit any and all rights to the Severance Amount. As part of your severance benefits associated with a without Cause termination or resignation for Good Reason and should you elect continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), you will also be entitled to continued group health insurance coverage upon the same terms as were in existence at the time of your termination for the duration of the Severance Period or until you become covered under another employer’s group health insurance plan, whichever occurs first. If your employment is terminated for Cause or you resign without Good Reason, you may only be entitled to your earned and accrued compensation through the date that your employment is terminated and such bonus or incentive compensation or benefits as may be earned and/or accrued through the termination date and consistent with the terms of the relevant plans. For the avoidance of doubt, failure to adhere to the Relocation Commitments as set forth above shall hereby be deemed to constitute your resignation without Good Reason and you shall thereby forfeit any and all rights to the Severance Amount. For the avoidance of further doubt, if, however, your employment is terminated without Cause or you resign for Good Reason, in either case, prior to August 31, 2009, you will be entitled to receive the Severance Amount.

For purposes of this Employment Agreement, “Cause” is defined as your: (i) failure to perform substantially all of the duties of the Chief Operating Officer & President of the Company; (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company; (iv) willful misconduct or negligence resulting in a material economic harm to the Company; (v) violation of a federal or state securities law or regulation; (vi) dishonesty detrimental to the best interests of the Company or any of its affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its affiliates; (viii) willful disloyalty to the Company; (ix) violation, as determined by the Company’s Board of Directors based on opinion of its counsel, by you of any securities or employment laws or regulations; (x) use of a controlled substance without a prescription or the use of alcohol which impairs your ability to carry out your duties and responsibilities; (xi) material violation by you of the Company’s policies and procedures or any breach of any agreement between the Company and you; or

For purposes of this Employment Agreement, “Good Reason” shall mean: (i) a material diminution in your authority, duties, annual base salary or responsibilities; (ii) any action or inaction that constitutes a material breach by the Company of this Employment Agreement; or (iii) a material change in the geographic location at which you perform your services; provided, however, Good Reason shall not exist unless and until you satisfy the notice and cure period provisions set forth below. You must provide a notice of termination, to the Company within ninety (90) days of the initial existence of the condition, event or circumstance that constitutes Good Reason. Upon receipt of such notice, the Company shall have thirty (30) days during which it may remedy the condition, event or circumstance that constitutes Good Reason. If the Company remedies such condition, event or circumstance, then you shall not be entitled to terminate employment with the Company for Good Reason.

Covenant Not
to Compete:

For a period of nine (9) months following the last day of employment with the Company, you will not, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than one percent (1%) of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is a competitor with the business conducted by the Company or any of its subsidiaries, whether with respect to customers, sources of supply or otherwise.

You covenant and agree with the Company that during your employment with the Company and for nine (9) months thereafter you shall not directly, or indirectly, for yourself or for any other Person: (i) solicit, interfere with or endeavor to entice away from the Company or any of its subsidiaries or affiliates, any customer or client; (ii) attempt to direct or solicit any customer or client away from the Company or any of its subsidiaries or affiliates; or (iii) interfere with, entice away or otherwise attempt to induce any employee of the Company or any of its affiliates to terminate his/her employment with the Company or any of its affiliates.

You represent to and agree with the Company that the enforcement of the restrictions contained in this Employment Agreement, Relocation Agreement and in the Company’s Non-Disclosure, Noncompetition, and Intellectual Property Protection Agreement (the “Non-Disclosure Agreement”) are necessary to protect the proprietary rights of the Company and the confidential information described in the Non-Disclosure Agreement. Notwithstanding the Foregoing, you further agree that the aforementioned representations would not be unduly burdensome to you and that such restrictions are reasonably necessary to protect the legitimate interests of the Company.

You also agree that the remedy of damages for any breach by you of the provisions of either the Employment Agreement, the Relocation Agreement or the Non-Disclosure Agreement may be inadequate and that the Company shall be entitled to seek injunctive relief, without posting any bond, and you agree not to oppose granting of such relief on the grounds that the damages would adequately compensate the Company. These Agreements constitute an independent and separable covenant which shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this agreement or otherwise.

Confidentiality and Non-Disclosure
Agreement:	You will be subject to the Company’s Nondisclosure Agreement that is enclosed with this letter and must be signed and returned before employment can begin. (SEE EDIT PAGE 4 of NON DISCLOSURE)

Exclusive Full-Time
Engagement:	You acknowledge, agree and understand that the implementation and performance of the Company’s business plan is a critical and time sensitive process and that full and complete implementation of the business plan is essential to the long-term survival, continuation and preservation of the business of the Company, During the term of your employment, you shall devote your time, attention and efforts, on a Full-Time basis at the Company’s Bellevue headquarters or on Company approved business travel, to the business and affairs of the Company and shall use your best efforts to achieve the full and complete implementation of the Company’s business plan. During your employment with the Company, you shall not serve as a member of a board or similar governing body without the prior approval of the Chairman & Chief Executive Officer; provided, however, that you may continue to serve in your capacity as a director of Agile Software Corporation and as an advisor of Nuance Communications, Inc. provided that such activities do not conflict or interfere with the performance of your duties and responsibilities hereunder and that participation in such activities takes place only during PTO days.

Employee Covenants:	You covenant and represent that (i) you are not a party to any contract, commitment or agreement, nor are you subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict you from entering into and performing your obligations under this Employment Agreement; (ii) you are free to enter into the arrangements contemplated herein; (iii) you are not subject to any agreement or obligation that would limit your ability to act on behalf of the Company; and (iv) your termination of your existing engagements, your entry into the engagement contemplated herein and your performance of your duties in respect thereof, will not violate or conflict with any agreement or obligation to which you are subject. You have delivered to the Company true, complete and unaltered copies of any currently effective (i) Relocation Agreement; and (ii) Non-Disclosure Agreement, to which you are subject.

Complete Agreement:	This Employment Agreement, Relocation Agreement and Non-Disclosure Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements, and may be amended, modified or changed only by a written instrument executed by you and the Company.

Please acknowledge your acceptance of this Employment Agreement by signing below and returning it to Richard Leigh, Esq. by January 9th, 2009. If you do not sign and return an unaltered Employment Agreement by January 9th 2009, this offer will be rescinded and will no longer be offered.

Sincerely yours

/s/ Ryan Wuerch
Ryan Wuerch
CEO/ Chairman

Accepted:

/s/ James R. Smith Jr.	Date:	1/8/09
James R. Smith Jr.

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